Exhibit 10.7

Summary Translation of Agreement with Hangzhou Bai De Sheng Ou Ltd.

Note: Zhejiang Tantech Bamboo Technology Co., Ltd contracts from time to time with Hangzhou Bai De Sheng Ou Ltd.. The summary below is from one of a series of agreements that the companies use that constitute separate agreements, yet all such agreements are identical in all material respects.

Party A: Zhejiang Tantech Bamboo Technology Co., Ltd

Party B: Hangzhou Bai De Sheng Ou Ltd.

Contract Expiration: 2009-03-12 till 2014-03-11

Sales scope: Zhejiang Tantech Bamboo Technology Co., Ltd (“Company”) authorizes Hangzhou Bai De Sheng Ou Ltd. (“Party B”) as sales agent of “Charcoal Dr.” products; distributed area: super markets and whole same markers in the Eastern region; Party B follows the price system offered by Party A; payment is due within the three months of shipping, no longer than 6 months and the minimum first order is 50000 yuan; Party A agrees Party B to conduct marketing activities in the name of Forest Bamboo; Party A ships the products within 4 days upon receiving the order and the payment settlement is in accordance with the contract. Party A is responsible for the quality of the products and the after sale service along with marketing support; before the 8th day of each month, Party A will mail the account receivable statement for the previous month to Party B. Party B will confirm and stamp the statement within three days upon receipt and mail it back to Party A for file; Party B promises its sale price won’t be lower than its purchase price from Party A; If there are no business transaction after 15 days of the effective date of this contract, the contract is terminated automatically. Both parties are obligated to inform each other in written form with 30 days of notice when in case of termination of the Agreement.